SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:                    Ivy Multi-Manager Hedge Fund LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

                                 One Wall Street
                            New York, New York 10286

TELEPHONE NUMBER (INCLUDING AREA CODE):  212-495-1784

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

                                William P. Sauer
                              The Bank of New York
                                 75 Park Place
                                  Tenth Floor
                               New York, NY 10286


                                   COPIES TO:
                            Kenneth S. Gerstein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022


CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes _X_         No __


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in New York City and the State of New York on the 29th day of October, 2002.


                                          IVY MULTI-MANAGER HEDGE FUND LLC
                                          (Name of Registrant)



                                          By: /s/ William P. Sauer
                                              ------------------------------
                                              Name:  William P. Sauer
                                              Title: Manager